Exhibit 16.1

Ernst & Young LLP Suite 1600 560 Mission Street San Francisco, CA 94105-2907	Tel: +1 415 894 8000 Fax: +1 415 894 8099 ey.com

October 16, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 16, 2017, of Avinger, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

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